EXHIBIT 99

IDX News Release

IDX Systems Corporation
1400 Shelburne Road
P.O. Box 1070
Burlington, VT  05402-1070

Contacts:
IDX Systems Corporation	            Noonan/Russo Communications, Inc.
Debbie Drewniak, Investor Relations	Heather Hennessy (Media) ext. 274
Tracey Moran, Public Relation	    Jessica Livingston (Investors) ext. 229
(802)  862-1022	                  (212) 696-4455
                                     E-mail: news@noonanrusso.com


FOR IMMEDIATE RELEASE
________________________________________________________________________
              IDX SYSTEMS CORPORATION SIGNS DEFINITIVE AGREEMENT
                       OF MERGER WITH PHAMIS INC.
        -Extends Product Offering to Acute Care Clinical Setting-

BURLINGTON, VT, - March 25, 1997 - IDX Systems Corporation (Nasdaq:IDXC) announced today that it has entered into a definitive agreement of merger with PHAMIS Inc.(Nasdaq:PHAM), a leading provider of acute care clinical and hospital-based information solutions. The merger, which is subject to regulatory and shareholder approval, will be accounted for as a pooling of interests and is scheduled to close in the third quarter of 1997.

Under the terms of the agreement, which have been unanimously approved by both Boards of Directors, PHAMIS Inc. stockholders will receive .73 shares of IDX common stock for each share of PHAMIS Inc. common stock, subject to adjustment within a range of .68 to .80 shares of IDX common stock, based on the average market price per share of IDX. The impact of the transaction is expected to be slightly accretive in 1997.

IDX believes the combined company, with proforma 1996 annual revenues of approximately $207 million, will be the third largest, pure play information systems vendor in the healthcare industry.

This merger is strategically important as it is expected to position IDX to deliver a complete information systems solution to healthcare delivery systems. IDX believes the combined
* more -

IDX/PHAMIS Inc.-page 2

solution will enhance its competitive position, with a full product line including both ambulatory and hospital products.

Richard E. Tarrant, president and chief executive officer of IDX, said, "This merger will provide a distinctive software solution for the healthcare market. The PHAMIS Inc. LASTWORD(tm) system provides the depth of function required to manage the complex acute care setting with special emphasis on the clinical process. IDX provides a robust set of applications to support integrated delivery networks with a special emphasis on ambulatory care. With this merger, IDX will be well positioned to deliver proven funtionality across the continuum of care."

 "The LASTWORD(tm) team will continue to deliver reliable, high performance clinical systems and hospital-centric solutions," commented Frank T. Sample, chief executive officer of PHAMIS Inc. "The merger will allow IDX to leverage its existing customer base, opening up a new distribution channel for the PHAMIS Inc. products. We applaud IDX's commitment to using industry-leading technology to build, integrate and Internet-enable their products." Mr. Sample will become executive vice president of IDX and, once the new structure is in place, will be in charge of merger and acquisition activity. Henry Tufo,M.D., will remain chief operating officer of IDX. In addition, PHAMIS Inc. will have two seats on IDX's Board of Directors.

PHAMIS Inc., with headquarters in Seattle, has customers which include large to mid-size healthcare organizations. Among PHAMIS Inc.'s current customer base are numerous multi-facility delivery networks as well as
large single facility hospitals and medical centers.   PHAMIS Inc.'s
products include: LASTWORD(tm), an enterprise-wide, patient-centered healthcare information system; Databreeze(tm), a physician network management information system; and Enterprise-View(r), a high-level decision support and clinical research tool.

Founded in 1969, IDX is a leading provider of healthcare information systems to integrated delivery networks, including group practices, MSOs, hospitals and health plans. IDX systems meet the multi-site, multi-function needs of integrated delivery networks and have been selected by 76,000 physicians. IDX products are installed at more than 1,000 client sites nationwide, including approximately 190 large physician group practices, over 100 hospitals and a growing number of integrated delivery networks.
                              ###
Alex. Brown & Sons Inc. and Bear, Stearns & Co. Inc. served as advisors to IDX and PHAMIS Inc., respectively.

IDX/PHAMIS Inc.-page 3

This press release includes a number of forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties including those discussed below that could cause actual results to differ materially from historical results or those anticipated. Words such as "believes," "anticipates," "expects," "intends," and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this release are necessarily subject to uncertainties based on various factors including whether closing conditions to the acquisition of PHAMIS Inc. will be satisfied and the acquisition consummated, the ability to successfully manage the integration of the two companies, the success or lack or success in implementing the various operational and financial processes of the Company and PHAMIS
Inc. in the merger, the volume and timing of systems sales and installations, the length of sales cycles and the installation process, seasonal patterns of sales and customer buying behavior, possible contract and implementation postponements, undetected errors or bugs in software, changes in product mix of revenues, changes in the level of operating expenses, delays in revenue contributions from additional product offerings, uncertainty of business development, the development by competitors of new or superior technologies, the possible regulation of the Company's software by the U.S. Food and Drug Administration, general political economic conditions, and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. All of the above factors are difficult for the Company to forecast, and can materially adversely affect the Company's business and operating results for one quarter or a series of quarters. There can be no assurance that past performance will be repeated in future periods.

EDITOR'S NOTE: This press release is also available on the Internet over the World Wide Web at http://www.idx.com and http://www.noonanrusso.com